Exhibit 24.3

SUBSTITUTE POWER OF ATTORNEY

Under the terms of a power of attorney dated July 24, 2002, (the “Power of Attorney”) the undersigned, Paul J. Polking and Charles M. Berger, were appointed attorneys-in-fact for Bank of America Corporation (the “Corporation”) and certain officers and directors of the Corporation to act in connection with the registration of up to $20,000,000,000 of the Corporation’s debt securities and the Corporation’s Registration Statement on Form S-3 (Securities and Exchange Commission Registration No. 333-97197) dated July 26, 2002 (the “Registration Statement”). In accordance with the authority granted under the Power of Attorney, including the power of substitution, the undersigned hereby appoint each of Timothy J. Mayopoulos, Teresa M. Brenner and Rachel R. Cummings as substitute attorneys-in-fact, on behalf of the Corporation and each of the officers and directors of the Corporation, each with the power to act without any other and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Power of Attorney. By their signatures as attorneys-in-fact to this Substitute Power of Attorney, Timothy J. Mayopoulos, Teresa M. Brenner and Rachel R. Cummings accept such appointment and agree to assume from the undersigned any and all duties and responsibilities attendant to their capacity as attorneys-in-fact.

Date: March 25, 2004

By:	/s/ Paul J. Polking

Name: Paul J. Polking Title: Attorney-in-Fact

By:	/s/ Charles M. Berger

Name: Charles M. Berger Title: Attorney-in-Fact

WE ACCEPT THIS APPOINTMENT AND SUBSTITUTION:

/s/ Timothy J. Mayopoulos

Timothy J. Mayopoulos

/s/ Rachel R. Cummings

Rachel R. Cummings

/s/ Teresa M. Brenner

Teresa M. Brenner